Exhibit 99.1
The Scotts Miracle-Gro Company
ScottsMiracle-Gro Declares Fourth Quarter Dividend
Action by Board of Directors marks the first common dividend paid to shareholders
     MARYSVILLE, Ohio (August 4, 2005) – The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden products, announced today that its Board of Directors has approved the payment of the Company’s first common dividend. The dividend of $0.25 per share is payable September 1, 2005 to shareholders of record on August 18, 2005.
     “We are pleased that our ability to continually generate significant levels of cash flow has allowed us to reach a point where we can now return some of that cash to shareholders,” said Jim Hagedorn, president and chief executive officer. “We are confident that the future success of our business will allow us to continue to enhance shareholder value in several ways.”
About ScottsMiracle-Gro
With more than $2 billion in worldwide sales and more than 6,000 associates, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world’s largest marketer of branded consumer products for lawn and garden care, with products for professional horticulture as well. The Company’s brands are the most recognized in the industry. In the U.S., the Company’s Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. The Company also owns Smith & Hawken, a leading brand of garden-inspired products that includes pottery, watering equipment, gardening tools, outdoor furniture and live goods. In Europe, Scotts’ brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligene® and Substral®. For additional information, visit us at www.scotts.com.
Contact:
Jim King
Senior Director
Corporate Communications & Investor Relations
937-578-5622